April 11, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Assured Pharmacy, Inc. (formerly known as eRXSYS, Inc.)
Commission File No. 000-33165

We have read the statements that we understand Assured Pharmacy, Inc. (formerly known as eRXSYS, Inc.) will include in Item 4.01 of the Form 8-K report it will file regarding the recent change of independent registered public accounting firm. We agree with such statements made insofar as they relate to our firm.

We have no basis to agree or disagree with any other statement made in Item 4.01 of such report.

Sincerely,

/s/ SQUAR, MILNER, REEHL & WILLIAMSON, LLP

Newport Beach, California